Exhibit 3.1

CUBESMART

ARTICLES OF AMENDMENT

CubeSmart, a Maryland real estate investment trust (the “Trust”) under the Maryland REIT Law, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Paragraph SECOND of the Trust’s Declaration of Trust (the “Declaration of Trust”) is hereby amended in its entirety to read as follows:

“SECOND: The following provisions are all the provisions of the Declaration of Trust as currently in effect and as hereby restated:”

SECOND:  Exhibit A of the Declaration of Trust is hereby amended by deleting such Exhibit A in its entirety.

THIRD: The Trust’s Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.75% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share is hereby terminated and shall be of no further force and effect.

FOURTH: This amendment to the Declaration of Trust (“Amendment”) has been duly approved by the majority of the Board of Trustees of the Trust in the manner and by the vote required by law.  No stock entitled to be voted on these Articles of Amendment was outstanding or subscribed for at the time of such approval.

FIFTH: The undersigned Chief Executive Officer of the Trust acknowledges this Amendment to be the act of the Trust, and, as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 2nd day of November, 2016.

ATTEST:	CUBESMART
/s/ Jeffrey P. Foster	/s/ Christopher P. Marr
Jeffrey P. Foster	Christopher P. Marr
Secretary	Chief Executive Officer